Exhibit 99.1

Genworth Financial Announces Second Quarter 2009 Results

Significant Progress On Capital Flexibility Initiatives

Richmond, VA (July 30, 2009) – Genworth Financial, Inc. (NYSE: GNW) today reported a net loss for the second quarter of 2009 of $50 million, or $0.11 per diluted share, compared with a net loss of $109 million, or $0.25 per diluted share, in the second quarter of 2008. Net operating income1 for the second quarter of 2009 was $9 million, or $0.02 per diluted share, compared with $212 million, or $0.49 per diluted share, in the second quarter of 2008.

Genworth’s results in the quarter included operating income of $127 million from the Retirement and Protection segment and $87 million from the International segment. This was offset by operating losses of $134 million in the U.S. Mortgage Insurance segment and $71 million in Corporate and Other. Results in the quarter included a $36 million reversal of tax benefits reflected in the first quarter, as required by accounting standards. The impact of foreign exchange on net operating income in the second quarter of 2009 was an unfavorable $22 million.

Impairments declined on a year over year and sequential quarter basis to $99 million from $359 million and $388 million, respectively. Net unrealized investment losses also declined on a sequential basis to $3.0 billion from $4.1 billion in the first quarter. Book value per share, which benefited from these investment trends, increased 21 percent sequentially to $23.01 per share from $19.00 per share as of March 31, 2009. Book value per share, excluding accumulated other comprehensive income (loss), increased sequentially to $27.33 per share from $26.61 per share as of March 31, 2009.

Genworth adopted the new investment accounting standard relating to recognition of other-than-temporary impairments in the second quarter of 2009. The company reported “cumulative effect adjustments” to increase book values of invested assets and retained earnings of $588 million and $355 million, after tax, deferred acquisition costs (DAC) and other adjustments, respectively.

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

“Genworth made substantial progress improving both operating results and balance sheet strength. We achieved sound profitability in the Retirement and Protection and International segments, improved investment performance, enhanced capital flexibility from the IPO of Genworth MI Canada and retired all maturing long term debt until 2011,” said Michael D. Fraizer, chairman and chief executive officer. “Our U.S. Mortgage Insurance business continued to execute its self-contained capital plan despite the challenging housing market, and benefited from increased loss mitigation savings while seeing new business with strong profitability.”

	Three months ended June 30 (Unaudited)
	2009		2008
	Total	Per diluted share	Total	Per diluted Share
(Amounts in millions, except per share)
Net income (loss)	$(50)	$(0.11)	$(109)	$(0.25)
Net operating income	$9	$0.02	$212	$0.49
Weighted average diluted shares	433.2		432.9

Second Quarter Highlights

Business Platforms

•

Retirement and Protection’s operating earnings more than doubled to $127 million versus the first quarter, reflecting strong in force performance, stronger equity markets, improved performance on limited partnership investments as well as targeted expense reductions.

•

Canadian and Australian mortgage insurance operating earnings remained solid at $90 million, despite the challenging economic environment. Australia flow new insurance written (NIW) grew eight percent[2] to $8.7 billion as a result of ongoing strength in the high loan to value (LTV) market and increased account penetration. In addition, Genworth Australia is implementing a price increase in the third quarter of about 20 percent which follows a 17 percent average price increase taken in 2008.

[2]	Percentage change excludes the impact of foreign exchange.

•

U.S. Mortgage Insurance had net loss mitigation savings of $188 million, and selectively wrote new business at prices approximately 35 percent higher than a year ago on a comparable basis reflecting both the price increase made in 2008 as well as the benefit from new business not being subject to ceded premiums for excess of loss captive reinsurance arrangements.

•

Investment performance improved significantly in the quarter with year over year and sequential declines in impairments. Net unrealized investment losses decreased to $3.0 billion from $4.1 billion from the first quarter. In the second half of 2009, fixed income impairments are expected to trend in line with the level seen during the second quarter.

•

Genworth achieved expense savings which will contribute to annualized savings of about $100 million, an interim step associated with plans announced in 2008 to reduce expenses by $100 million to $150 million.

Capital & Liquidity

•

Genworth currently has approximately $2.3 billion of capital in excess of regulatory and rating agency required levels, including net proceeds from the Genworth MI Canada initial public offering (IPO).

•	Genworth completed the IPO of 42.5 percent of Genworth MI Canada (TSX: MIC) in July and received net proceeds of $705[3] million, including the underwriters exercise of the over allotment option.

•

Consolidated U.S. life companies ended the second quarter of 2009 with an estimated risk based capital (RBC) ratio of approximately 390[4] percent. Genworth expects to end the year with an RBC ratio at or above 350 percent.

•

The risk to capital ratio in the U.S. mortgage insurance companies was 14.8[4] at the end of the quarter and provides flexibility to selectively increase the level of attractive new business in the second half of 2009.

•	The International segment ended the quarter with sound capital ratios in excess of regulatory required levels.

•

Genworth maintained substantial liquidity and as of June 30, 2009 held a total of $5.4 billion cash and cash equivalents and received $705[3] million of additional cash in July 2009 associated with the IPO of Genworth MI Canada. Based on the return to more normalized liquidity needs, Genworth is reducing excess cash at its operating companies in stages and investing that cash at more attractive yields. In addition, cash was used during the quarter to retire Genworth’s 2009 long term debt maturities in full, with no additional long term debt maturing until 2011.

[3]	Net proceeds subject to refinement of current tax and expense items.
[4]	Company estimate for the second quarter of 2009, due to the timing of the filing of statutory statements.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The percentage changes including the impact of foreign exchange are included in a table at the end of this press release.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (in millions)	Q2 09	Q2 08
Life Insurance	$58	$87
Long Term Care	43	34
Wealth Management	7	11
Retirement Income
Fee-Based	11	6
Spread-Based	2	7
Institutional	6	5

Total Retirement and Protection	$127	$150

Sales (in millions)	Q2 09	Q2 08
Life Insurance	$49	$85
Long Term Care	44	66
Wealth Management
Gross Flows	1,113	1,405
Net Flows	160	361
Retirement Income
Fee-Based	154	705
Spread-Based	296	448
Institutional	—	934

Assets Under Management[5] (in millions)	Q2 09	Q2 08
Wealth Management	$15,909	$20,285
Retirement Income Fee-Based	7,353	7,959

Total Fee-Based	23,262	28,244

Retirement Income Spread-Based	19,714	20,018
Institutional	5,555	10,773

Total Spread-Based	25,269	30,791

Total Assets Under Management	$48,531	$59,035

Retirement and Protection earned $127 million compared with $150 million a year ago. Earnings more than doubled on a sequential basis, reflecting solid in force results, stronger equity markets, improved performance on limited partnership investments and targeted expense reductions.

Life insurance earnings decreased to $58 million from $87 million. Earnings in the prior year included an $18 million favorable tax examination development that did not recur. Earnings improved $20 million sequentially primarily from higher investment income and lower expenses. Total life sales decreased 42 percent from prior year primarily reflecting a decline in the universal life market. Genworth continued its transition to the “main street” life insurance market characterized by policy face sizes of $1 million and below with an average size of approximately $250,000 resulting in lower comparable premium levels while achieving a two percent sequential increase in new policies sold.

[5]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

Long term care (LTC) earnings grew $9 million to $43 million, as profit emergence associated with favorable in force performance, new block business growth and lower expenses more than offset normal in force claims seasoning and higher Medicare supplement claims. Margins improved on the old blocks of business, primarily from the emerging impact of the previously announced in force price increase. Individual LTC sales decreased $19 million primarily from an overall decline in the LTC market size. On a sequential basis, individual LTC sales increased $1 million from higher career channel sales.

Wealth management earnings decreased to $7 million, driven by a decline in assets under management (AUM) to $15.9 billion from $20.3 billion, related primarily to equity market performance and lower net flows on a year over year basis. During the quarter, net flows improved to positive $160 million compared with negative net flows of $478 million in the first quarter. This, combined with favorable market performance, resulted in a $1.7 billion sequential increase in AUM. This positive trend continued during July.

Retirement income fee-based earnings increased to $11 million from lower DAC amortization attributable to favorable equity market performance during the quarter, including an $8 million catch-up adjustment. This was partially offset by higher taxes and $7 million lower fee income from variable annuities. Retirement income spread-based earnings declined to $2 million from $7 million primarily from lost yield associated with holding higher cash balances and lower valuations versus the prior year on limited partnership investments. Total spread-based AUM was relatively flat sequentially ending at $19.7 billion. Fixed annuity lapse rates declined and are below pricing assumptions.

Genworth’s decline in overall annuity sales reflects its strategic shift to focus on the independent channels and other targeted distributors that fit best with capital plans, ratings levels and risk management tolerance.

Institutional earnings were $6 million, with $19 million of income from opportunistic retirement of funding agreements backing notes (FABNs) that were offset by lower net investment spread associated with a decline in AUM and holding higher cash balances. AUM declined $1.1 billion sequentially to $5.6 billion, primarily reflecting scheduled maturities and opportunistic liability repurchases.

International

International Net Operating Income (Loss) (in millions)	Q2 09	Q2 08
Mortgage Insurance
Canada	$58	$83
Australia	32	50
Other International	(7)	1
Lifestyle Protection	4	49

Total International	$87	$183

International Sales (in billions)	Q2 09	Q2 08
Mortgage Insurance (MI)
Flow
Canada	$3.6	$7.5
Australia	8.7	10.0
Other International	0.6	2.1
Bulk
Canada	—	0.8
Australia	—	0.6
Other International	0.1	0.5

Total International MI	$13.0	$21.5

Lifestyle Protection	$0.5	$0.7

International earnings decreased 40 percent to $87 million, reflecting sound mortgage insurance performance in slowing economies and smaller origination markets, offset by substantially lower earnings in the lifestyle protection business which reflected impacts from rising unemployment in Europe.

In Canada and Australia, housing markets are showing early signs of stabilization as a sequential lift in home prices in aggregate occurred during the quarter. Government homeownership programs and lower interest rates enhanced housing affordability and increased home sales activity, contributing to home price stabilization. At the same time unemployment continued to increase in both markets during the quarter, and is expected to rise moderately through the remainder of 2009 and into 2010.

In Canada, earnings were $58 million, down from the prior year, primarily from increased losses from seasoning of the 2007 and 2008 books during a period of declining home prices in certain regions and rising unemployment. On a sequential basis, the loss ratio in Canada increased nine points to 48 percent primarily from increased loss severity, a modest increase in total delinquency counts as well as lower earned premiums. Average reserve per delinquency increased to CDN$62,800 from CDN$58,100 in the first quarter primarily from loss severity in Alberta and British Columbia reflecting home price declines. Loss mitigation initiatives, where the company is partnering with lenders to work out loans for borrowers facing financial difficulty, have increased during the quarter.

Flow NIW declined 45 percent from prior year primarily as a result of lower levels of high LTV mortgage originations associated with recessionary conditions and weak consumer confidence. In addition, proactive steps taken to limit targeted exposures and underwriting risks also contributed to lower net premiums written and a modest decline in market share.

Sequentially, the regulatory capital ratio in Canada increased from 134 percent to 140 percent and is in excess of the targeted 132 percent to 135 percent regulatory range. GAAP book value for the Canada MI business was $2.0 billion.

In Australia, earnings decreased 18 percent as revenue growth was more than offset by higher losses and higher taxes. On a sequential basis, earnings were flat as higher premiums and lower losses were offset by higher taxes. Revenue growth was driven by continued growth in net premiums written as a result of prior year price increases, ongoing strength of the high LTV market and increased account penetration. The loss ratio declined to 54 percent from 59 percent in the first quarter reflecting slowing growth in new delinquencies as well as continued loss mitigation activities.

Australian flow NIW increased eight percent compared with the prior year and was up 15 percent on a sequential quarter basis from both ongoing strength in the high LTV market and increased account penetration. Australia is implementing a 20 percent average price increase in the third quarter which follows a 17 percent average price increase implemented in 2008.

The regulatory capital ratio in Australia was 128 percent and is in excess of the minimum capital requirement of 120 percent. GAAP book value for Australia mortgage insurance at the end of the quarter was $1.3 billion.

Other international mortgage insurance had a $7 million operating loss primarily from increases in delinquency counts and severity in Spain. Risk in force (RIF) in Spain has been reduced to $1.3 billion from $3.2 billion a year ago. RIF is expected to be reduced by an additional 50 percent by year end as additional distribution relationships are exited. Total flow NIW decreased 67 percent, reflecting market conditions and actions to reduce new business not fitting Genworth’s risk parameters including exiting certain distribution relationships.

Lifestyle protection earnings decreased to $4 million primarily from increased claims associated with unemployment related policies in Europe, particularly in Spain and Ireland. New claims registrations for these policies peaked in March, and have subsequently trended downward. Significant price or contract changes are being made to both new and eligible in force policies with the majority of these actions expected to be completed by year end. Collectively, these strategies will help absorb the impact of current economic conditions and future economic exposures and are expected to improve future results and profitability although near term operating results will remain strained. Total sales decreased 25 percent as a result of the stressed economic environment in Europe and the related lower consumer lending levels.

In lifestyle protection, the regulatory capital ratio increased to 200 percent, twice the regulatory requirement.

U.S. Mortgage Insurance

U.S. Mortgage Insurance	Q2 09	Q2 08
Net Operating Loss	$(134)	$(59)
(in millions)
Primary Insurance In Force	$155.2	$174.9
(in billions)
Primary Risk In Force	$33.6	$36.0
(in billions)

Primary Sales (in billions)	Q2 09	Q2 08
Flow	$1.6	$14.0
Bulk	1.7	0.4

Total Primary Sales	$3.3	$14.4

U.S. Mortgage Insurance had a $134 million net operating loss, as loss mitigation and lender captive reinsurance coverage benefits were more than offset by higher incurred losses in the quarter. Primary insurance in force declined by $19.7 billion versus the prior year, driven by refinancing, rescissions and claims. Primary NIW declined by $11.1 billion versus the prior year as a result of the smaller market size and the company’s tighter set of product offerings and underwriting guidelines. Persistency dropped four points to 81 percent versus the prior year from an increase in refinancing activity.

On a sequential basis, the U.S. Mortgage Insurance operating losses were slightly less than the prior quarter.

•	Gross flow losses declined $99 million to $385 million. On a net basis, adjusting for $76 million in benefit from captive reinsurance, losses declined $56 million to $308 million.

•	Gross bulk losses increased $25 million to $63 million primarily from an increase in delinquencies from government sponsored enterprise (GSE) Alt-A business in which losses exceeded deductible levels.

Total flow delinquencies were approximately 87,600 and increased on a sequential basis as the cure rate on current delinquent loans declined, offset partially by lower new delinquencies. The company has experienced a lag in the rate at which delinquent loans proceed to foreclosure due to various local and lender foreclosure delays as well as servicer and court-related backlog issues. As these delays end, loans may eventually go through foreclosure or potentially be impacted by modification programs.

Loss mitigation activities, including workouts and presales and policy rescissions net of reinstatements, resulted in $188 million of savings for the second quarter, bringing the year to date savings to $333 million. Loss mitigation efforts continue to increase, with additional activities and resources expected to generate savings exceeding $500 million for total year 2009.

Paid claims, before taxes, were $213 million, an increase of $8 million sequentially, from an increase in the number of paid claims.

Genworth continued to generate targeted levels of new business production with a focus on high quality underwriting and maintaining sound capital levels. The company previously eliminated sales of Alt-A, A-minus and 100 LTV loans to lower its risk profile. Flow NIW decreased 36 percent sequentially to $1.6 billion, as market mortgage insurance penetration declined significantly in the quarter and the impact of underwriting and guideline restrictions initiated throughout 2008 continued. Flow earned premiums declined sequentially as the benefit from the approximately 20 percent price increase in 2008 and a lower percentage of ceded premiums to lender captives was offset by lower persistency. Given its sound risk adjusted capital position, the company sees opportunities to selectively increase NIW during the second half of the year.

Risk to capital increased sequentially to 14.8:14 from 13.8:1 as the statutory loss and new business production more than offset the benefit of lower persistency. Total capital was $1.9 billion at the end of the quarter, in excess of the 25:1 regulatory capital requirements by about $800 million. Legislation was signed into law in North Carolina granting discretion to the regulator to allow a well-capitalized mortgage insurer to exceed the 25:1 requirement under certain circumstances through mid-2011. This legislation currently impacts new business in 35 states.

Corporate and Other

Corporate and Other (in millions)	Q2 09	Q2 08
Pre-Tax Operating Loss	$(71)	$(56)
Provision for operating taxes	—	6

After-Tax Operating Loss	$(71)	$(62)

The Corporate and Other pre-tax operating loss was $71 million, up $15 million from the prior year primarily from lower net investment income on lower surplus assets. On a sequential basis, the pre-tax operating loss was unchanged at $71 million, however, the tax benefit decreased by $56 million, largely as a result of the reversal of $22 million of tax benefits reflected in the first quarter, as required by accounting standards.

Investments

The net loss in the second quarter included net investment losses of $59 million, net of tax and other adjustments, including $99 million of net other-than-temporary impairments, $75 million of gains on derivatives used for risk management purposes and $18 million of net realized losses from asset sales.

Credit related impairments totaled $99 million and were primarily comprised of:

•	$5 million on corporate and financial hybrid securities;

•	$23 million on a retained interest in a securitized corporate policy loan;

•	$27 million from other structured securities, with $19 million related to prime residential mortgage-backed securities (RMBS); and

•	$44 million from sub-prime and Alt-A RMBS.

Genworth adopted the new investment accounting standard relating to recognition of other-than-temporary impairments in the second quarter of 2009. The company reported “cumulative effect adjustments” to increase book values of invested assets and retained earnings of $588 million and $355 million, after tax, DAC and other adjustments, respectively. This adjustment effectively reversed all historical non-credit related impairments on debt securities taken under the old accounting standards, restoring book values and retained earnings to the level that they would be if only the “credit related” impairments had been recorded.

Derivatives Hedging Activity

Second quarter included $75 million of gains on derivatives used to mitigate risk associated with our statutory capital position, gains on embedded derivatives associated with guaranteed minimum withdrawal benefit variable annuities and a change in market value related to credit derivatives.

Stockholders’ Equity

Stockholders’ equity as of June 30, 2009 was $10.0 billion, or $23.01 per share, compared with $12.3 billion, or $28.52 per share, as of June 30, 2008. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of June 30, 2009 was $11.8 billion, or $27.33 per share, compared with $12.6 billion, or $29.14 per share, as of June 30, 2008.

Net unrealized investment losses were $3,023 million, net of tax, DAC and other items, as of June 30, 2009. The fixed maturity securities portfolio had gross unrealized investment losses of $6,027 million compared to $7,813 million at the end of the first quarter and gross unrealized investment gains of $791 million compared to $792 million at the end of the prior quarter.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement & Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Calls and Financial Supplement Information

This press release and the second quarter 2009 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on July 31, 2009 at 9 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s July 31 conference call is 877 723.9520 or 719 325.4748 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.) passcode 3444613. The replay will be available through August 14, 2009.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not viewed as a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three months ended June 30, 2009 and 2008.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in-force” or “risk in-force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports the sales metric as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we earn a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life insurance, international and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

This press release also includes a metric related to loss mitigation for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, borrower loan modifications, repayment plans, lender- and borrower-titled pre-sales and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications, pre-sales and other cure related loss mitigation actions represent the reduction in carried loss reserve. For non-cure related actions, including pre-sales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this metric helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including adverse capital and credit market conditions, downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, the impact of the U.S. government’s plan to purchase illiquid mortgage-backed and other securities, the company’s ability to access the U.S. government’s financial support programs, interest rate fluctuations, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or impairments of fixed maturity securities portfolio, goodwill impairments, the soundness of other financial institutions, the inability to access the company’s credit facilities, declines in risk based capital, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, intense competition, availability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements and the failure of demand for long term care insurance to increase as expected;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan to value international mortgage originations, increased competition with government-owned and government-sponsored enterprises offering mortgage insurance and changes in regulations;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the company’s review of strategic alternatives for the segment, increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, the effect of the conservatorship of Fannie Mae and Freddie Mac on mortgage originations, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored enterprises offering mortgage insurance, changes in regulations, legal actions under the Real Estate Settlement Practices Act of 1974 and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248
alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2009	2008
Revenues:
Premiums	$1,502	$1,709
Net investment income	781	953
Net investment gains (losses)	(53)	(518)
Insurance and investment product fees and other	253	254

Total revenues	2,483	2,398

Benefits and expenses:
Benefits and other changes in policy reserves	1,492	1,386
Interest credited	263	320
Acquisition and operating expenses, net of deferrals	456	551
Amortization of deferred acquisition costs and intangibles	212	209
Interest expense	114	110

Total benefits and expenses	2,537	2,576

Loss before income taxes	(54)	(178)
Benefit for income taxes	(4)	(69)

Net loss	$(50)	$(109)

Earnings (loss) per common share:
Basic	$(0.11)	$(0.25)

Diluted	$(0.11)	$(0.25)

Weighted-average common shares outstanding:
Basic	433.2	432.9

Diluted	433.2	432.9

Supplemental disclosures:
Total other-than-temporary impairments	$(476)	$(552)
Portion of other-than-temporary impairments included in other comprehensive income (loss)	324	—

Net other-than-temporary impairments	(152)	(552)
Other investment gains (losses)	99	34

Total net investment gains (losses)	$(53)	$(518)

Reconciliation of Net Operating Income to Net Loss

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2009	2008
Net operating income:
Retirement and Protection segment	$127	$150
International segment	87	183
U.S. Mortgage Insurance segment	(134)	(59)
Corporate and Other	(71)	(62)

Net operating income	9	212
Net investment gains (losses), net of taxes and other adjustments	(59)	(321)

Net loss	$(50)	$(109)

Earnings (loss) per common share:
Basic	$(0.11)	$(0.25)

Diluted	$(0.11)	$(0.25)

Net operating earnings per common share:
Basic	$0.02	$0.49

Diluted	$0.02	$0.49

Weighted-average common shares outstanding:
Basic	433.2	432.9

Diluted	433.2	432.9

Impact of Foreign Exchange on Operating Results6

Three months ended June 30, 2009

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[7]
International:
Net operating income	(52)%	(40)%

Canada MI:
Flow new insurance written	(52)%	(45)%

Australia MI:
Net operating income	(36)%	(18)%
Net operating income (2Q09 compared to 1Q09)	10%	—%
Flow new insurance written	(13)%	8%
Flow new insurance written (2Q09 compared to 1Q09)	32%	15%

Other International MI:
Flow new insurance written	(71)%	(67)%

Lifestyle Protection:
Sales	(36)%	(25)%

Reconciliation of Corporate and Other Activities—Pre-tax and Tax Items

(Amounts in millions)

	Three months ended June 30,
	2009	2008
Pre-tax loss—GAAP basis	$(97)	$(89)
Net investment gains (losses)	(26)	(33)

Pre-tax operating loss	$(71)	$(56)

Benefit from income taxes—GAAP basis	$(10)	$(7)
Taxes on investment gains (losses)	10	13

Provision for operating taxes	$—	$6

[6]	All percentages are comparing the second quarter of 2009 to the second quarter of 2008 unless otherwise stated.
[7]	The impact of foreign exchange was adjusted using the comparable prior period exchange rates.